                              AMENDED AND RESTATED
                              COOPERATION AGREEMENT

      Agreement dated as of April 28, 1995 among Insituform Technologies, Inc., for itself and on behalf of Insituform North America Corp., NuPipe, Inc. and Insituform California, Inc. (collectively, "ITI"), Insituform Mid-America, Inc. ("IMA"), and Enviroq Corporation, for itself and on behalf of Insituform Southeast, Inc., NuPipe Southeast, Inc. and E-MidSouth, Inc. (collectively, "Enviroq").

                             W I T N E S S E T H:
                             - - - - - - - - - -

      WHEREAS, IMA and Enviroq entered into an agreement dated November 2, 1994 (the "Merger Agreement") whereunder IMA proposed to acquire the pipeline rehabilitation business of Enviroq; and

      WHEREAS, ITI and Enviroq, through their respective wholly-owned subsidiaries, are parties to various license agreements (collectively, the "Licenses") relating to the Insituform(R) process and the NuPipe(R) process; and

      WHEREAS, prior to Closing (as hereinafter defined) under the Merger Agreement, Enviroq requested that ITI grant its consent (the "Consent") under the Licenses in connection with the transactions contemplated by the Merger Agreement; and

      WHEREAS, by letters, each dated April 4, 1995, ITI declined to grant the Consent; and

      WHEREAS, ITI has filed suit (the "Declaratory Action") in the Chancery Court (the "Court") for the Thirtieth Judicial District of Memphis, Shelby County, Tennessee (Insituform North America Corp.
                                   ------------------------------
and NuPipe, Inc. v. Insituform Southeast, Inc., et al., No. 105506-2)
- ----------------------------------------------  -- --
seeking, among other things, a declaratory judgment confirming ITI's actions under the Licenses; and

      WHEREAS, the parties entered into a cooperation agreement dated April 4, 1995 (the "Cooperation Agreement") whereunder the parties agreed, among other things, through and including April 30, 1995, not to commence any proceeding, or take any action in any proceeding in furtherance of the Declaratory Action or any other petition or action against any party in any court relating directly or indirectly to the Consent or the denial thereof; and

      WHEREAS, by letters each dated April 17, 1995, the parties agreed that ITI would forbear from asserting any rights under the Licenses, and/or the partnership agreement dated December 23, 1985 (the "Partnership Agreement") of Midsouth Partners, as a consequence of the consummation of the Closing and that no failure or delay by ITI in exercising any right or privilege under the

Licenses, and each of them, and/or the Partnership Agreement, would operate as a waiver thereof, and

      WHEREAS, the transactions contemplated pursuant to the Merger Agreement were consummated on April 18, 1995 (the "Closing"); and

      WHEREAS, the parties desire to continue discussions relating to the Licenses and the Partnership Agreement while preserving the respective rights of the parties;

      NOW, THEREFORE, in consideration of the following mutual premises and covenants, the sufficiency of which is hereby acknowledged, the parties agree as follows:

           (a) PRESS RELEASES. ITI agrees to issue the release attached hereto as Exhibit A, and IMA agrees to issue the press release attached hereto as Exhibit B, in each case promptly after the execution and delivery hereof by all parties.

           (b) NO COURT ACTION. For the period from the date hereof through and including May 31, 1995, each party hereto agrees not to commence any proceeding, or take any action in any proceeding in furtherance of the Declaratory Action or any other petition or action against any party in any court, relating directly or indirectly to the Consent or the denial thereof, or, to the extent arising from the consummation of the Closing, the exercise of any right or privilege under the Licenses, and each of them, and/or the Partnership Agreement; provided, however, that:

           (i) IMA, Enviroq, and their respective subsidiaries may file on a timely basis in the United States District Court of the Western District of Tennessee a notice of removal of the Declaratory Action and any other pleadings necessary to effect removal and ITI may file on a timely basis in the United States District Court for the Western District of Tennessee documents seeking to remand the Declaratory Action to the Chancery Court for the Thirteenth Judicial District at Memphis, Shelby County, Tennessee (collectively referred to herein as "Removal Pleadings"), and the filing of such Removal Pleadings will not be deemed to be a breach of this Agreement; and

           (ii) any party (or its respective subsidiaries) required to file a responsive pleading shall (x) prepare such stipulations for extension of time to file initial responsive pleadings or motions (including without limitation motions to dismiss for lack of jurisdiction or for improper venue) (collectively, referred to herein as "IMA Motions") as are permitted by the rules of the court where the Declaratory Action is pending, the other parties shall sign such stipulations and the party seeking such extension shall file such stipulations with the court or (y) prepare and file a motion seeking an extension of time to file initial responsive pleadings or IMA Motions as may be required to effectuate the initial responsive pleadings or IMA Motions until May 31, 1995 which the other parties shall not oppose (and if required by the court to effectuate such an extension each other party shall join in such motion).

Except for Removal Pleadings, all time periods for filing responsive pleadings or motions with respect to the complaint filed in the Declaratory Action (including motions to dismiss on the basis of lack of jurisdiction, improper venue, or failure to state a claim) shall be tolled during the term of this Agreement and all time periods to file such responsive pleadings or such motions shall commence as of May 31, 1995.

           (c) INTERPRETATION. The parties acknowledge and agree that neither this Agreement, nor any act or omission, of any party contemplated hereby shall prejudice the rights of any party hereto in any proceeding before the Court or otherwise.

           (d) WAIVER. IMA and Enviroq each acknowledge receipt of the summons and complaint in the Declaratory Action and waive any defense with respect to the manner of service thereof. Subject to the preceding sentence, no failure or delay by any party in exercising any right, power or privilege under this Agreement, nor, as a result of the consummation of the Closing, the Licenses or the Partnership Agreement, shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege with respect to this Agreement, the Licenses, the Partnership Agreement or otherwise.

           (e) SPECIFIC PERFORMANCE. If any of the provisions of this Agreement are not performed by any party in accordance with their respective terms or are otherwise breached, each other party hereby acknowledges that money damages would be an inadequate remedy for such breach and the business and assets of the other parties would be irreparably harmed. Accordingly, each party hereby agrees that the other parties, respectively, shall be entitled to specific performance and injunction or other equitable relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for the breach of this Agreement, but shall be in addition to all of the remedies available to each party, at law or in equity.

           (f) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

           (g) ENTIRE AGREEMENT. This Agreement contains the entire understanding among the parties with respect to the matters contemplated by this Agreement and supersedes all prior written or oral communications, negotiations, understandings or agreements of any kind with respect to such matters; provided that this provision shall not supersede any currently existing confidentiality agreements among the parties.

           (h) AMENDMENTS. No amendment or modification of this Agreement shall be effective unless made or agreed to in writing by the parties hereto.

           (i) PARTIES IN INTEREST. This Agreement shall be binding upon the parties and their respective successors and assigns and shall inure to the benefit of the parties and their respective successors and assigns.

           (j) HEADINGS. Paragraph headings in the Agreement are for convenience only and shall not be deemed to be part of this Agreement.

           (k) COUNTERPARTS. This Agreement may be executed in counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

           IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above-written.

                                       INSITUFORM TECHNOLOGIES, INC.


                                       By:-----------------------------------
                                          Jean-Paul Richard
                                          President and
                                          Chief Executive Officer


                                       INSITUFORM MID-AMERICA, INC.


                                       By:-----------------------------------
                                          Jerome Kalishman
                                          Chairman

                                       ENVIROQ CORPORATION


                                       By:-----------------------------------
                                          James Baird
                                          President

                                                                    EXHIBIT A

                [Press Release of Insituform Technologies, Inc.]

CONTACT:                       -or-         ITI'S INVESTOR RELATIONS COUNSEL:

Insituform Technologies, Inc.               The Equity Group Inc.
Jean-Paul Richard                           Linda Latman (212) 836-9609
President & CEO (901) 759-7473

                                            FOR IMMEDIATE RELEASE
                                            ---------------------

           Memphis, TN -- April 28, 1995 -- Insituform Technologies, Inc. ("ITI") (NASDAQ National Market: INSUA) today announced that it has agreed with Insituform Mid-America, Inc. ("IMA") and Enviroq Corporation ("Enviroq") to extend through May 31, 1995 the period during which ITI will postpone assertion of any rights under the various Insituform(R) and NuPipe(R) license agreements, and the partnership agreement of Midsouth Partners, arising as a result of the acquisition of Enviroq by IMA without consent of ITI. During such period, the parties would not take further action in litigation initiated by ITI in Tennessee Chancery Court regarding such matters, except for certain proceedings regarding venue.

           Insituform Technologies, Inc. provides state-of-the-art techniques for the reconstruction of deteriorated pipelines utilizing trenchless processes, and owns the worldwide rights to the Insituform Process. By eliminating the need for disruptive excavation, ITI believes the Insituform Process provides a cost-effective solution to the problem of deteriorated pipe systems. Insituform Technologies, Inc. also offers the NuPipe Process in the United States and overseas and is engaged in the rehabilitation of pipeline for the mining and oil and gas industry under the UltraPipe (registered trademark) name.

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